Exhibit 10.32

IOMEGA CORPORATION (“Iomega”)

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT (“Amendment”)

WHEREAS, on July 18, 2005, the Compensation Committee of the Board of Directors (the “Committee”) reviewed then existing severance arrangements with certain of Iomega’s executive officers and, after deliberation, the Committee took certain actions to bring more consistency among such arrangements;

WHEREAS, in taking said actions, the Committee authorized a severance arrangement for Ms. Ulrike Tegtmeier in the event her employment with Iomega were terminated under certain defined circumstances; and

WHEREAS, Ms. Tegtmeier’s Employment Letter Agreement, dated February 6, 1998, and as amended on December 13, 2000 (the “Letter Agreement”), does not contain any severance provisions.

NOW, THEREFORE, the parties agree as follows:

1.	Amendment. The following clause is hereby added to the Letter Agreement:

“If your employment is involuntarily terminated or ‘constructively terminated,’ other than for ‘cause,’ as each term is defined below, you will receive nine (9) months base salary in severance provided that you have signed and accepted a separation agreement and full general release satisfactory to Iomega.

‘Cause’ means: a) A violation of law that would materially injure Iomega or materially impact employee’s ability to perform for Iomega, b) A material breach of the Iomega Code of Conduct, or non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, c) A material failure to perform employee’s job responsibilities after being notified in writing of the deficiency and the failure to cure such deficiency within thirty days, or d) The commission of an act of fraud, embezzlement or crime involving moral turpitude.

‘Constructively terminated’ means: x) An adverse alteration in the nature and status of employee’s job responsibilities, title or reporting structure, y) A material reduction in employee’s annual base salary, bonus plan, or any other benefit, or z) the non-voluntary relocation of employee’s primary work location more than 50 miles from Geneva, Switzerland.

The foregoing severance provision shall be the exclusive remedy in the event your employment is terminated for any reason, and you hereby waive, to the fullest extent permitted by law, any other rights to severance which may be available under any applicable law or regulation.”

Amendment to Employment Letter Agreement

Exhibit 10.32.htm

2.

Voluntary Election. Ms. Tegtmeier acknowledges that she has read this Amendment, understands its contents, has had the opportunity to consult with her personal advisors, and has voluntarily entered into this Amendment.

3.

Other. This Amendment is governed by the laws of the Country of Switzerland, and constitutes the entire agreement on this subject matter. Except as expressly amended herein, all other terms and conditions of the Letter Agreement remain in effect and unchanged. This Amendment can only be amended by mutual written agreement. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement; a facsimile of an original signature transmitted to the other Party is effective as if the original was sent to the other Party.

Effective Date: July 18, 2005

Accepted and Agreed to:

Ulrike Tegtmeier	Iomega Corporation

/s/ Ulrike Tegtmeier_____________	/s/ Iomega Corporation__________
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Amendment to Employment Letter Agreement

Exhibit 10.32.htm